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          MIMLIC SERIES FUND, INC. - MATURING GOVERNMENT BOND 1998 PORTFOLIO
                               PERFORMANCE CALCULATIONS

TOTAL RETURN CALCULATIONS

Total return is the percentage change between the public offering price of one Portfolio share at the beginning of a period and the net asset value of that share at the end of a period with income and capital gains distributions assumed to be entirely reinvested at the net asset value as of the reinvest date. A data base file is kept and updated monthly with respect to ending net asset values, reinvest prices, and income and capital gains distribution amounts per share. From this data base file, total return can be calculated for any specified number of periods since the Portfolio's date of beginning operations.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on May 2, 1994. Using the asset valuation and distribution information attached, the cumulative total return at December 31, 1994 is computed follows:

CUMULATIVE    =    ENDING REDEEMABLE VALUE - INITIAL AMOUNT INVESTED     * 100
TOTAL RETURN       -------------------------------------------------
                              INITIAL AMOUNT INVESTED

Cumulative total return for the period from May 2, 1994, commencement of operations, to December 31, 1994 is as follows:

               1,005.41 -1,000.00   *  100    =  .05%
               ------------------
                    1,000.00

AVERAGE ANNUAL TOTAL RETURN

In accordance with the Securities and Exchange Commission (SEC), average annual total return (T) allocates equal value among each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                       N
                              P[( 1+T)   ]  =  ERV

Average annual total return is not calculated for the period from May 2, 1994, commencement of operations, to December 31, 1994 as results are not indicative of anticipated annual results.

Investment information used in the total return calculations is as follows:

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                                                      Dividends per share
                                   Net asset          -------------------
                  Public         value/reinvest   Net Investment      Capital
    Date       offering price        value           income            gains
    ----       --------------        -----           ------            -----

  05/02/94        $.989              $ .989          $  -              $ -
  12/29/94         .945                .945          .0442               -
  12/31/94         .945                .945             -                -

YIELD CALCULATIONS

The Portfolio's yield for the 30-day period ended December 31, 1994 was computed by dividing the net investment income per share earned during the period by the maximum public offering price per share on the last day of the period, according to the following formula as prescribed by the SEC:

                                                 6
                         YIELD = 2([ (A - B) + 1]   -1)
                                      -----
                                       C*D

Where:

A = Dividends and interest earned during the period calculated as prescribed by the SEC.
B = Expenses accrued for the period (net of reimbursement by the Minnesota Mutual).
C = The average daily number of shares outstanding during the period that were entitled to receive dividends.
D =  The maximum public offering price per share on the last day of the period.

The Portfolio's yield for the 30-day period ended December 31, 1994 equals:

                                                6
                    2([(22,072.17 - 565.05)  +1]   -1
                     ---------------------
                         3,484,496 * .945280
                                       6
                    =  2([    21,507.12  + 1]   -1)
                        --------------------
                              3,293,825

                              = 2(.039822)

                                = 7.93%